Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into this 24th day of April, 2008 (the “Effective Date”), by and among Webster Financial Corporation, a Delaware corporation (“Webster”), Webster Bank, National Association (the “Bank”) and William T. Bromage (hereinafter “Bromage”).

WHEREAS Bromage has served Webster as its President, Chief Operating Officer and Director, and as a member of the Board of Directors of Webster (the “Board”);

WHEREAS Bromage has served the Bank as its President, Chief Operating Officer and Director, as Vice Chairman of the Bank’s Board of Directors (the “Bank Board”), and as a member of the Bank Board; and

WHEREAS Bromage, Webster and the Bank have agreed that Bromage will terminate his employment relationship and resign from all positions with Webster, the Bank, and all of their respective directly and indirectly owned subsidiaries and affiliates, including all employment, officer and board of directors and other positions, under the terms and conditions of this Agreement.

NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Resignation From and Termination of Employment. Except as next provided, Bromage hereby resigns from all the offices, directorships and other positions he holds with Webster, the Bank and all of their respective directly and indirectly owned subsidiaries and affiliates, including without limitation his positions as President, Chief Operating Officer and Director of Webster and the Bank, his position as a member of the Board of Directors of Webster, and his position as Vice Chairman of the Bank Board, effective as of June 30, 2008. Bromage hereby resigns his employment with Webster, the Bank and all of their respective directly and indirectly owned subsidiaries and affiliates effective December 31, 2008 (the “Termination Date”), and until his Termination Date Bromage agrees to serve as the Vice Chairman of the Bank in order to assist Webster and the Bank in an orderly transition. As of the Termination Date, Bromage hereby resigns his office as Vice Chairman of the Bank. After the Termination Date, Bromage shall not be entitled to the receipt of any further payments or benefits from Webster or the Bank other than those expressly provided for in this Agreement. The parties hereto agree that this Agreement constitutes written notice to Webster of Bromage’s resignation from the Board pursuant to Article 3, Section 12 of Webster’s Amended and Restated Bylaws, and to the Bank of Bromage’s resignation from the Bank Board pursuant to Article 3, Section 10 of the Bank’s Amended and Restated Bylaws.

2. Continued Employment Payments. During the remaining term of his employment under this Agreement, Bromage shall continue to receive payment of his base salary on each regularly scheduled pay day, and shall continue to participate in all retirement, savings, welfare, fringe and other similar benefit programs of Webster and the Bank under the terms applicable to such benefit programs.

3. Termination Payments.

(a) Accrued Compensation and Benefits.

(i) Bromage shall receive, on the next regularly scheduled pay day after the Termination Date, his unpaid base salary through the Termination Date, as well as payment for any accrued but unused vacation days as of the Termination Date, in accordance with Webster’s and the Bank’s applicable policies and procedures.

(ii) As of his Termination Date, Bromage’s participation in the benefits programs of Webster and the Bank shall terminate in accordance with the terms of Webster’s and the Bank’s respective benefits plans and its standard policies and procedures, except that: (A) Bromage may elect to continue the health insurance coverage that he had maintained as an employee pursuant to the Consolidated Omnibus Budget Reconciliation Act as amended (“COBRA”), (B) Bromage shall be entitled to payment of his pension and retirement savings benefits accrued under the Supplemental Retirement Plan for Employees of Webster Bank, the Webster Bank Pension Plan, the Webster Bank Deferred Compensation Plan for Directors and Officers and the Webster Bank Employee Investment Plan, at the time and in the form elected under the applicable plan and (C) Bromage shall be entitled to be indemnified in respect of any third party claims arising out of his services as an officer, employee and director of Webster, the Bank and each of their subsidiaries and affiliates through and including the Termination Date on the same terms and conditions as are generally applicable to former executive officers and directors of each such entity.

(iii) Webster or the Bank, as the case may be, shall reimburse Bromage for appropriate and reasonable expenses incurred on or before the Termination Date, if any, in accordance with the applicable policies and procedures.

(b) Severance.

(i) Following his Termination Date, for each regularly scheduled pay day up to and including September 30, 2009, Bromage shall receive salary continuation payments in an amount equal to the amount of base salary he would have received if his employment had continued during that period. It is the parties’ intention that the amounts payable under this Section 3(b)(i) be treated as satisfying the conditions applicable under Treas. Reg. §1.409-1(b)(9)(iii) to exclude such amounts from the definition of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended.

(ii) On or prior to March 15, 2009, Bromage shall receive a payment equal to 157.5% of his 2008 base salary.

(iii) If Bromage elects COBRA continuation coverage, Webster will pay, during the “COBRA Subsidy Period” as defined below in this paragraph, the same percentage of the COBRA premiums for group health insurance coverage that Webster pays on behalf of similarly situated active executives towards group health insurance coverage, and Bromage will be responsible to pay the balance of such premiums. The COBRA Subsidy Period commences on the day following the Termination Date and ends on September 30, 2009 or, if earlier, the date as of which Bromage terminates his COBRA continuation coverage.

4. Equity Grants.

(a) Stock Options. As of the Effective Date of this Agreement, Bromage shall, to the extent not already vested, become fully and immediately vested in his outstanding Webster stock options under the Webster Financial Corporation 1992 Stock Option Plan (the “Webster Stock Options”). Furthermore, all of Bromage’s outstanding Webster Stock Options, whether previously vested or becoming vested pursuant to this Section 4(a), shall be exercisable for the full term of such option, and the otherwise applicable provision providing for expiration of such Webster Stock Options three months after the date of termination of employment shall be inoperative.

(b) Restricted Stock. With respect to Bromage’s unvested restricted stock awarded under the Webster Financial Corporation 1992 Stock Option Plan (the “Restricted Stock”), as of the Effective Date of this Agreement Bromage shall become fully and immediately vested in such Restricted Stock.

(c) Performance-Based Stock. Bromage’s outstanding performance-based stock awarded under the Webster Financial Corporation 1992 Stock Option Plan (“Performance-Based Stock”) shall not expire as of his Termination Date, but shall remain outstanding as next described. Each outstanding award shall continue until the conclusion of the applicable performance period and the certification by the Compensation Committee of the Board of whether the performance criteria with respect to such award have been achieved. To the extent the performance criteria are achieved at least at the “threshold” level required to result in settlement of the award in fully vested common stock of Webster, Bromage shall receive the number of shares of common stock payable under such award at the level of performance so achieved. Performance at a level below threshold shall result in forfeiture of the applicable Performance-Based Stock award at that time. In addition, if a change in control shall occur prior to the expiration of the applicable performance period, such Performance Based Stock shall become vested to the extent provided under the applicable plan documents.

(d) Share Withholding. With respect to Restricted Stock that becomes vested pursuant to paragraph (b) and any shares of common stock of Webster that may be issued to Bromage pursuant to paragraph (c), Webster will withhold from the shares deliverable to Bromage the number of shares necessary to satisfy the minimum statutory federal and state tax withholding requirements which Webster determines are applicable in connection with such vesting and, as applicable, that issuance of common stock of Webster.

5. Effect on Other Agreements.

(a) Non-Competition Agreement. Unless and except to the extent waived by the Board following a specific proposal by Bromage, the Non-Competition Agreement between

Webster and Bromage dated as of January 31, 2005 (the “Non-Competition Agreement”) shall remain in full force and effect in accordance with its terms, provided, however, that the provisions of Section 2 of the Non-Competition Agreement, regarding severance, are hereby cancelled, rendered null and void and of no further effect as of the Effective Date.

(b) Change in Control Agreement. The Change in Control Agreement between Webster and Bromage dated as of January 1, 2008 is hereby cancelled, rendered null and void and of no further effect as of the Effective Date. Notwithstanding the preceding, in the event on or prior to December 31, 2008 Webster executes and delivers to a potential acquirer a definitive agreement providing for a Change in Control (as defined under the Non-Competition Agreement) and the Change in Control occurs on or prior to December 31, 2009, Bromage shall, under this Agreement, become entitled to such additional payments as would have been payable under the Change in Control Agreement as if the Change in Control Agreement had remained in effect and as if all triggering events for payment under the Change in Control Agreement had occurred on December 31, 2008. In the event any such additional payments become due under this Section 5(b), the payments due under the Change in Control Agreement shall be offset by the corresponding payments otherwise to be made under Sections 3 and 4 of this Agreement.

6. General Release. In consideration of the payments described in Sections 3 and 4 of this Agreement, Bromage agrees to execute a General Release Agreement at the time of termination of his employment (and in no event later than 30 days following the Termination Date) in exactly the form attached hereto as Exhibit A, the terms and conditions of which are specifically incorporated herein by reference. If Bromage breaches this commitment, then the Company shall be released from any further obligation to perform hereunder (including any obligation to make any further payments to or for the benefit of Bromage pursuant to Section 3 or 4), and Bromage shall pay to the Company, as liquidated damages, any benefits otherwise derived from such Sections 3 or 4 (other than any compensation payable and benefits provided for services rendered on or before the Termination Date).

7. No Other Consideration. Bromage affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement. Bromage has accepted the terms of this Agreement because he believes them to be fair and reasonable and for no other reason.

8. Cooperation in Legal Proceedings. Bromage agrees to reasonably cooperate with Webster and the Bank and their respective directly and indirectly owned subsidiaries and affiliates in connection with litigation and other legal proceedings that relate to his services or relate to his areas of responsibility during his employment. Webster or the Bank shall reimburse Bromage for reasonable expenses, if any, he incurs while complying with this obligation.

9. No Admission. It is understood and agreed by all parties that this Agreement does not constitute an admission of liability or wrongdoing on the part of Webster or the Bank and that by entering into this Agreement neither Webster nor the Bank admits that there has been any wrongdoing whatsoever against any person or entity, and they expressly deny that any wrongdoing has occurred. It is understood and agreed by all parties that this Agreement is purely an offer of compromise.

10. Death. In the event of Bromage’s death occurring on or after the Termination Date, the Company shall provide any benefits and payments set forth in Sections 3 and 4 that have not previously been paid to Bromage (including the right of such beneficiary to exercise any unexercised stock options) to the beneficiary designated by Bromage in writing (which designation, where applicable, shall be effected in accordance with the terms and conditions of the applicable plan documents and procedures) or, if no such beneficiary shall be named or be living at the time of his death, to his estate. Should Bromage’s death occur prior to the fulfilling his obligation under Section 6, the release referenced in such Section 6 shall be executed by the executor or other duly appointed representative of his estate on or before March 15, 2009.

12. Withholding. All payments to be made to Bromage under this Agreement, or otherwise by Webster or the Bank, shall be subject to withholding to satisfy required withholding taxes and other required deductions.

13. Modification. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

14. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

15. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

16. Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity of enforceability of any other provision.

17. Assign ability. Webster and/or the Bank may, without the consent of Bromage, assign its rights and obligations under this Agreement to any successor entity.

18. Choice of Law and Forum Selection. The terms of this Agreement shall be governed by the laws of the State of Connecticut. Bromage agrees and submits to the exclusive jurisdiction of any state or federal court in Connecticut where there is proper venue, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such Court.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20. Acknowledgements. Bromage hereby acknowledges that he has carefully read and fully understands the provisions of this Agreement, including the General Release Agreement, that he has had the opportunity to fully discuss it with counsel, and that he knows the contents of the Agreement. Bromage further acknowledges that he is signing this Agreement voluntarily and without coercion because he believes it is fair and reasonable and for no other reason.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
Name:	James C. Smith
Title:	Chairman & Chief Executive Officer
Date:	April 24, 2008

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ James C. Smith
Name:	James C. Smith
Title:	Chairman & Chief Executive Officer
Date:	April 24, 2008

WILLIAM T. BROMAGE

/s/ William T. Bromage
Date: April 24, 2008